                                  SCHEDULE 14A

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                         Ameritrade Holding Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                         AMERITRADE HOLDING CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 23, 2000

     The Annual Meeting of Stockholders of Ameritrade Holding Corporation (the "Company") will be held at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska on Wednesday, February 23, 2000, at 9:30 a.m., Central Standard Time, for the following purposes:

          (1) To elect Directors

          (2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending September 29, 2000

          (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of the four Directors that will be elected by the holders of the Company's Class A Common Stock ("Class A Stockholders") and the ratification of the appointment of the Company's independent auditors.

     Only stockholders holding shares of Common Stock of record at the close of business on December 29, 1999 will be entitled to notice of and to vote at the meeting.

     Class A Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy which is solicited on behalf of the Board of Directors and return it promptly in the envelope enclosed for that purpose. As an alternative to delivering a paper proxy, you may enter your voting instructions by phone at the toll-free number listed on proxy card or via the Internet at www.proxyvote.com. In either case, you will need the control number printed on your proxy card. Any person giving a proxy has the power to revoke it at any time and Class A Stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          /s/ Todd M. Ricketts

                                          Todd M. Ricketts, Secretary
Omaha, Nebraska
January 12, 2000

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

                         AMERITRADE HOLDING CORPORATION
                            4211 SOUTH 102ND STREET
                                OMAHA, NE 68127
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                  COMMON STOCK

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Ameritrade Holding Corporation (the "Company") to be held on February 23, 2000 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are at 4211 South 102nd Street, Omaha, Nebraska, 68127. This Proxy Statement and the proxy cards are first being mailed to stockholders on or about January 12, 2000.

     The Company has two classes of Common Stock, the Class A Common Stock (the "Class A Stock") and the Class B Common Stock (the "Class B Stock" and, together with the Class A Stock, the "Common Stock"). The accompanying proxy is solicited with respect to the holders of the Class A Stock (the "Class A Stockholders") on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing with him a later-dated proxy. Furthermore, the Class A Stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company's Class A Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. In addition, the Directors believe shares of the Common Stock held by executive officers and Directors of the Company will be voted "FOR" each such proposal. Such shares represent approximately 35 percent of the Class A Stock and all of the Class B Stock, which will constitute approximately 36 percent of the total shares outstanding as of December 29, 1999. Shares of Class A Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

     The Company has two authorized classes of Common Stock which are designated Class A Common Stock and Class B Common Stock. The two classes of Common Stock are identical in all respects except that the holders of the Class B Stock (the "Class B Stockholders") are entitled to elect a majority of the Board of Directors. Otherwise, each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of Directors. The holders of Class B Stock may convert their shares into an equal number of shares of Class A Stock, but holders of Class A Stock may not convert their shares into Class B Stock.

     Only holders of Common Stock of record at the close of business on December 29, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were 159,299,849 shares of Class A Stock issued and outstanding and 16,372,800 shares of Class B Stock issued and outstanding.

     The following table sets forth, as of the Record Date, the beneficial ownership of each class of the Company's Common Stock by Directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by each person believed by the Company to beneficially own more than 5 percent of the Company's Common Stock and by all present executive officers and Directors of the Company as a group:

                                                        NUMBER OF    PERCENT OF   NUMBER OF   PERCENT OF
                                                        SHARES OF    SHARES OF    SHARES OF   SHARES OF
                                                         CLASS A      CLASS A      CLASS B     CLASS B
                         NAME                             STOCK        STOCK        STOCK       STOCK
                         ----                           ---------    ----------   ---------   ----------
           DIRECTORS AND EXECUTIVE OFFICERS
J. Joe Ricketts(1), Director, Chairman and Co-Chief
  Executive Officer...................................  44,471,736      27.9%     8,186,112      50.0%
Thomas Lewis(2), Co-Chief Executive Officer...........      57,800         *              0         0
Robert T. Slezak, Director and Retired Vice President,
  Chief Financial Officer.............................      29,959         *              0         0
Joseph A. Konen, Retired Director and Chief Executive
  Officer, OnMoney Financial Services Corporation.....       1,270         *              0         0
Kurt D. Halvorson(3), President, Advanced Clearing,
  Inc.................................................     259,281         *              0         0
J. Peter Ricketts(4), Director and Senior Vice
  President, Marketing and Sales......................   8,701,932       5.5%             0         0
Jack R. McDonnell, Chief Executive Officer, Ameritrade
  (Inc.)..............................................           0         *              0         0
Gene L. Finn(5), Director.............................      56,639         *              0         0
David W. Garrison(6), Director........................      24,080         *              0         0
Thomas Y. Hartley(7), Director........................      23,039         *              0         0
Charles L. Marinaccio(8), Director....................      54,479         *              0         0
Mark L. Mitchell(9), Director.........................     119,574         *              0         0
John W. Ward(10), Director............................      46,774         *              0         0
All Directors and Executive Officers as a group (17 in
  group)..............................................  55,685,634      34.9%     8,186,112      50.0%
                  OTHER STOCKHOLDERS
Marlene M. Ricketts(11)...............................  20,150,604      12.6%     8,186,688      50.0%
Ricketts Grandchildren Trust(12)......................  19,008,000      11.9%             0         0

-------------------------

  *  Less than 1 percent of the issued and outstanding shares of the class.

 (1) Shares of Class A common stock beneficially owned by Mr. Ricketts consist of 34,419,748 shares held by Mr. Ricketts individually, 4,500,000 shares held jointly with Marlene M. Ricketts, his spouse, 332,352 shares held in the J. Ricketts IRA, 4,626,032 shares in Mr. Ricketts' 401(k) account and 593,604 shares issuable upon the exercise of options exercisable within 60 days from December 29, 1999. Shares of Class B Stock beneficially owned by Mr. Ricketts consist of 8,186,112 shares held by the Marlene M. Ricketts 1994 Dynasty Trust, over which Mr. Ricketts has sole voting and dispositive power. If all shares of Class B Stock beneficially owned by Mr. Ricketts were converted into Class A Stock, Mr. Ricketts would beneficially own 52,657,848 shares of Class A Stock which would represent approximately 30 percent of the total shares of Class A Stock that would be issued and outstanding after such conversion.

 (2) Consists of 57,800 shares of Class A Stock issuable upon the exercise of options that are scheduled to vest within sixty days.

 (3) Consists of 3,100 shares held jointly with Melinda K. Halvorson, his spouse, and 256,181 shares held in Mr. Halvorson's 401(k) account.

 (4) Consists of 1,066,668 shares held by Mr. Ricketts individually, 74,568 shares held jointly with Susanne Shore, his spouse, 60,696 shares in Mr. Ricketts' 401(k) account, 1,500,000 shares in the Marlene Ricketts Trust for the benefit of J. Peter Ricketts over which Mr. Ricketts has sole voting and dispositive power, and 6,000,000 shares in the Marlene Ricketts Annuity Trust #1 and Marlene Ricketts Annuity Trust #2 over which Mr. Ricketts has shared voting and dispositive power.

 (5) Includes 14,400 shares of Class A Stock issuable upon the exercise of vested options and 8,639 shares held in a deferred compensation account for Mr. Finn.

 (6) Consists of 12,804 shares of Class A Stock issuable upon the exercise of vested options and 11,276 shares held in the David W. and Nancy J. Garrison Trust.

 (7) Consists of 14,400 shares of Class A Stock issuable upon the exercise of vested options and 8,639 shares held in a deferred compensation account for Mr. Hartley.

 (8) Consists of 6,479 shares held in the Charles L. Marinaccio Living Trust and 48,000 shares of Class A Stock issuable upon the exercise of vested options.

 (9) Includes 48,000 shares of Class A Stock issuable upon the exercise of vested options.

(10) Includes 28,800 shares of Class A Stock issuable upon the exercise of vested options.

(11) Shares of Class A common stock beneficially owned by Mrs. Ricketts consist of 14,787,912 shares held by Mrs. Ricketts individually, 4,500,000 shares held jointly with J. Joe Ricketts, her spouse, 332,352 shares held in the
     M. Ricketts IRA and 530,340 shares in Mrs. Ricketts' 401(k) account. Shares of Class B Stock beneficially owned by Mrs. Ricketts consist of 8,186,688 shares held by the J. Joe Ricketts 1994 Dynasty Trust, over which Mrs. Ricketts has sole voting and dispositive power. If all shares of Class B Stock beneficially owned by Mrs. Ricketts were converted into Class A Stock, Mrs. Ricketts would beneficially own 28,337,292 shares of Class A Stock which would represent approximately 16 percent of the total shares of Class A Stock that would be issued and outstanding after such conversion.

(12) The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska, 68102.

                             ELECTION OF DIRECTORS

     The full Board of Directors consists of nine Directors, five of which will be elected by the Class B Stockholders and four of which will be elected by the Class A Stockholders. Accordingly, the Board has nominated J. Joe Ricketts, Robert T. Slezak, J. Peter Ricketts, Gene L. Finn and John W. Ward to be elected by the Class B Stockholders and has nominated David W. Garrison, Thomas Y. Hartley, Charles L. Marinaccio and Mark L. Mitchell to be elected by the Class A Stockholders. All nominees have been nominated to serve for a term of one year.

     This Proxy Statement relates only to the solicitation of proxies from the Class A Stockholders with respect to the election of four Directors to be elected by them (the "Class A Directors") and the other matters described herein. The Board of Directors knows of no reason why any of Messrs. Garrison, Hartley, Marinaccio and Mitchell might be unavailable to serve as the Class A Directors, if elected, and each has expressed an intention to serve, if elected. If any of Messrs. Garrison, Hartley, Marinaccio and Mitchell are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class A Director and any other person pursuant to which any of such nominees was selected.

     The election of a Class A Director requires the affirmative vote of a plurality of the shares of Class A Stock present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker non-votes with respect to the election of Directors will have no impact on the election of Directors. Proxies submitted pursuant to this solicitation will be voted for the election of each of Messrs. Garrison, Hartley, Marinaccio and Mitchell as Class A Directors, unless specified otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE "FOR" THE ELECTION OF DAVID W. GARRISON, THOMAS Y. HARTLEY, CHARLES L. MARINACCIO AND MARK
L. MITCHELL AS CLASS A DIRECTORS.

     The table below sets forth certain information regarding the Directors of the Company.

NOMINEES TO BE ELECTED BY CLASS A STOCKHOLDERS

                                                        PRINCIPAL               DIRECTOR   TERM TO
               NAME                  AGE               OCCUPATION                SINCE     EXPIRE
               ----                  ---               ----------               --------   -------
David W. Garrison..................  44    Chairman, ATC Teleports                1997      2000
Thomas Y. Hartley..................  66    Chairman, Southwest Gas Corporation    1996      2000
Charles L. Marinaccio..............  66    Independent Consultant, Director,      1997      2000
                                           Securities Investor Protection
                                           Corporation
Mark L. Mitchell...................  39    Associate Professor of Business        1996      2000
                                           Administration (Finance), Harvard
                                           University

     David W. Garrison has served as a director of the Company since December, 1997. Mr. Garrison is Chairman of American Teleports, a subsidiary of American Tower Co. (NYSE) and a Director of GST Telecommunications (Nasdaq). He is also a board member at Enonymous.com and Datarover, both start-up Internet companies. Mr. Garrison served as Chief Executive Officer, President and Chairman of the Board of Directors of NETCOM On-Line Communications Services, Inc., an Internet service provider, from 1995 to 1998. Prior to joining NETCOM, Mr. Garrison served as President of SkyTel, a division of Mobil Telecommunications, Inc., from 1990 to 1994.

     Thomas Y. Hartley has served as a director of the Company and as Chairman of the Board's Audit Committee since December 1996. Mr. Hartley has served as Chairman of the Board of Southwest Gas Corporation since 1991. He has been President and Chief Operating Officer of Colbert Golf Design and Development and has acted as Senior PGA tour agent for professional golfer Jim Colbert since 1991. From 1988 to 1992, Mr. Hartley was President and Chief Operating Officer of Jim Colbert Golf Inc. Mr. Hartley was a partner in Deloitte & Touche, a big six public accounting firm, from 1973 to 1988, and served in other positions with Deloitte & Touche from 1959 to 1973. Mr. Hartley was an officer in the United States Air Force from 1955 to 1958. Mr. Hartley has been a director of Rio Hotel and Casino, Inc. since 1990 and a director of Sierra Health Services since 1992. Mr. Hartley served as Chairman of the University of Nevada at Las Vegas Foundation from 1994 to 1996. Mr. Hartley is a Certified Public Accountant. Mr. Hartley has a B.S. in commerce from Ohio University and completed the Advanced Management Program at Harvard University.

     Charles L. Marinaccio has served as a director of the Company since January 1997. Mr. Marinaccio has served on the Board of Directors for the Securities Investor Protection Corporation ("SIPC") since 1995. From 1985 through 1994, he was a partner with the law firm of Kelley, Drye & Warren. He served as Commissioner of the Securities Exchange Commission ("SEC") from 1984 to 1985. Mr. Marinaccio was General Counsel to the U.S. Senate Committee on Banking, Housing and Urban Affairs from 1975 to 1984, and previously served as an adviser and senior attorney with the regulatory and legal divisions of the Federal Reserve Board. He holds a J.D. from the George Washington University and received his B.A. from the University of Connecticut.

     Mark L. Mitchell has served as a director of the Company since December 1996 and served as a member of the Company's Board of Advisors in 1993. Mr. Mitchell has been an Associate Professor of Business Administration at Harvard University since July 1999. Mr. Mitchell was an Associate Professor of Finance at the University of Chicago from 1994 to 1999 and was an Assistant Professor of Finance from 1990 to 1993. Mr. Mitchell was a Visiting Associate Professor of Business Administration at Harvard University for the 1997-1998 academic year. Mr. Mitchell was a Senior Financial Economist for the SEC from 1987 to 1990. Mr. Mitchell was a member of the Economic Advisory Board of the National Association of Securities Dealers ("NASD") from 1995 to 1998. Mr. Mitchell received his Ph.D. in applied economics from Clemson University.

NOMINEES TO BE ELECTED BY CLASS B STOCKHOLDERS

                                                                                DIRECTOR   TERM TO
               NAME                  AGE          PRINCIPAL OCCUPATION           SINCE     EXPIRE
               ----                  ---   -----------------------------------  --------   -------
J. Joe Ricketts....................  58    Chairman and Co-Chief Executive         1981     2000
                                           Officer of the Company
Robert T. Slezak...................  42    Independent Consultant(1)               1996     2000
J. Peter Ricketts..................  35    Senior Vice President, Marketing        1999(2)  2000
                                           and Sales, Ameritrade (Inc.)
Gene L. Finn.......................  67    Independent Consultant and              1996     2000
                                           Director,
                                           Knight/Trimark Group, Inc.
John W. Ward.......................  56    Chairman, Transition International,     1997     2000
                                           Inc................................

-------------------------
(1) Mr. Slezak served as the Company's Vice President, Chief Financial Officer and Treasurer until his retirement in November 1999.

(2) In October 1999, J. Peter Ricketts was elected to fill a vacancy in the Board of Directors created when Joseph A. Konen retired from the Board.

     J. Joe Ricketts has served as a director and as Chairman and Chief Executive Officer of the Company since 1981. He has served as Co-Chief Executive Officer of the Company since February 1999. In 1975, Mr. Ricketts became associated with the Company and served as a director, officer and stockholder. By 1981, Mr. Ricketts acquired majority control of the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co., and a branch manager with Dun & Bradstreet. Mr. Ricketts is a director of Knight/Trimark Group, Inc., CSS Management, Inc. and Net.B@nk, Inc. Mr. Ricketts served as a member of the District Committee for District 4 of the NASD from 1996 to 1999. Mr. Ricketts is a member of the Board of Trustees for Father Flanagan's Boy's Home (Boy's Town) and serves on the Board of Directors of Creighton University. Mr. Ricketts received his B.A. in economics from Creighton University.

     Robert T. Slezak served as Vice President, Chief Financial Officer and Treasurer of the Company from January 1989 to November 1999 and has served as a director since October 1996. Mr. Slezak joined the Company in March 1987 and served as Operations Manager at AmeriTrade Clearing until January 1989. Prior to that time, Mr. Slezak was a Senior Financial Analyst for Peter Kiewit Sons' Inc., an international construction and mining company, from August 1985 to March 1987. From January 1980 to August 1985, Mr. Slezak was on the audit staff of Deloitte & Touche, a big six accounting firm. Mr. Slezak served as a member of the District Committee for District 4 of the NASD from 1990 to 1992, and as a member of its Nominating Committee from 1993 to 1994. Mr. Slezak is a Certified Public Accountant. Mr. Slezak holds a B.S. in business from the University of Nebraska at Omaha and an M.B.A. from Creighton University.

     J. Peter Ricketts has served as Senior Vice President of Marketing and Sales for Ameritrade (Inc.) since August 1999 and as a director since October 1999. Mr. Ricketts was the Secretary of the Company from November 1996 to October 1999. Mr. Ricketts was the General Manager of Accutrade from October 1997 to August 1999. From August 1996 to October 1997, Mr. Ricketts served as Director of Corporate Development for the Company. From April 1995 to August 1996, Mr. Ricketts served as Project Director for Accutrade. From January 1995 to March 1995, Mr. Ricketts served as Vice President of Ceres Securities, Inc., a predecessor to Ameritrade (Inc.), and from May 1994 to January 1995 as President of Ceres. Mr. Ricketts was a customer service representative for Accutrade from December 1993 to May 1994. Mr. Ricketts worked as Manager, Business Development, for Woodward Clyde Consultants, an environmental consulting firm, from October 1992 to September 1993. Mr. Ricketts holds a B.A. in biology and an M.B.A. from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts.

     Gene L. Finn has served as a director of the Company since December 1996. Mr. Finn was Vice President and Chief Economist of the NASD from 1983 to 1995. Mr. Finn was Chief Economist and Senior Adviser for the SEC from 1969 through 1982. In such capacities, Mr. Finn provided policy advice on stock market and investment company regulation and oversight. Mr. Finn is an independent consultant and is an outside director on the Board of Directors of Knight/Trimark Group Inc. Mr. Finn holds a Ph.D. in economics from the University of Wisconsin.

     John W. Ward has served as a director of the Company since January 1997. Mr. Ward has been an independent consultant since 1991 and Chairman of Transition International, Inc., management consultants in financial services and international corporate strategy since its formation in 1994. Mr. Ward was Chief Executive Officer of Midland Montagu US Group, New York, a British bank, from 1987 to 1990. Mr. Ward was a Managing Director, President and Chairman of the International Banking Group of Merrill, Lynch & Co. Incorporated from 1981 to 1987. Prior to that time, he was a Vice President of the Merchant Banking Group of Citibank, N.A. Mr. Ward holds a master's degree in chemistry from Oxford University and a business degree from the Manchester Business School in the United Kingdom.

     Information regarding other executive officers of the Company is found in the Company's report on Form 10-K for the year ended September 24, 1999, which is available upon request.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended September 24, 1999, the Board of Directors held 6 meetings and took action by written consent 1 time. During fiscal year 1999, each director attended at least 75 percent of the meetings of the Board of Directors held during his tenure and at least 75% of the meetings of the Committees of the Board of Directors on which he served.

     The Board of Directors has established two committees: Audit and Compensation.

     AUDIT COMMITTEE. The functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing the scope and results of the Company's internal auditing function, reviewing the adequacy of the Company's internal accounting controls with management and auditors and reviewing fees charged by the Company's independent auditors. The Audit Committee is composed of Directors Finn, Hartley, Marinaccio and Slezak. The Audit Committee met four times during fiscal year 1999.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves compensation policy, changes in salary levels and bonus payment and awards pursuant to the Company's management incentive plans. The Compensation Committee consists of Directors Garrison, Mitchell and Ward. The Compensation Committee met 8 times during fiscal year 1999.

     The Company does not have a standing Nominating Committee. Nominations of both Class A Directors and Class B Directors are made by the entire Board of Directors.

COMPENSATION OF DIRECTORS

     The Company maintains the Ameritrade Holding Corporation Directors Incentive Plan (the "Directors Plan") pursuant to which non-employee Directors are granted various equity awards and may make certain elections with respect to the payment of their retainers and fees. Specifically, the Directors Plan provides that, upon a non-employee director's election to the Board for his first term, the director will receive (a) a stock option to purchase such number of shares of the Company's Common Stock as determined by the Chairman of the Board and approved by the Board and (b) an award of Restricted Stock, the fair market value of which is equal to $20,000 or such other amount determined by the Board from time to time. Non-employee Directors may also be awarded stock options other than upon their initial election to the Board as determined from time to time by the Board. Awards made pursuant to the Directors Plan will generally vest in substantially equal annual installments over a period of three years, beginning with the first anniversary of the grant date. The exercise price of options granted under the Directors Plan may not be less than the fair market value of a share of the Company's Common Stock on the date of the grant of the option.

     Employee Directors do not receive compensation for services provided as a director. Non-employee Directors receive an annual retainer of $12,000 payable in advance. Fifty percent of the annual retainer is paid in shares of Common Stock of the Company while the remaining fifty percent is payable in cash or stock at the option of the director. Non-employee Directors receive payment of $1,500 for quarterly meetings and $1,000 for committee meetings, all payable quarterly in advance in the form of cash or stock at the election of the director. The foregoing elections and payments are made pursuant to the Directors Plan.

     Pursuant to the Directors Plan, non-employee Directors may elect to defer receipt of all or a portion of the retainer, meeting and committee fees otherwise payable to the non-employee director, including those amounts that would otherwise be payable to the non-employee director in the form of Common Stock. Amounts deferred pursuant to a non-employee director's election are credited to a bookkeeping account which consists of a "Cash Subaccount" reflecting amounts that would otherwise have been payable to the non-employee director in cash and a "Stock Subaccount" reflecting amounts that would otherwise have been payable to the non-employee director in stock. As of the first day of each calendar quarter, the Cash Subaccount is adjusted to reflect contributions and distributions during the preceding calendar quarter and is credited with interest computed at the prime rate as reported by the Wall Street Journal for that date (or, if that day is not a business day, the next preceding business day). The Stock Subaccount is credited with "stock units" as of each day that a deferred amount would otherwise have been payable to the non-employee director in stock, is charged with stock units as of each day on which amounts are distributed from the Stock Subaccount and is credited with stock units as of each record date to reflect dividends paid on the Company's Common Stock. For purposes of the adjustments to the Stock Subaccount, one stock unit corresponds to one share of the Company's Common Stock.

     Deferred amounts are payable to non-employee Directors as of a distribution date elected by the non-employee director at the time of the deferral. Distributions of deferred amounts are generally made in ten annual installments commencing on the distribution date elected. A non-employee director may elect to have payments in a lump sum or in any number of annual payments not exceeding ten. If a non-employee director dies prior to the full payment of his deferral account, the balance will be paid to a beneficiary designated by the non-employee director.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries to the Co-Chief Executive Officers and the other four highest paid executive officers of the Company (the "Named Executive Officers") for services rendered during the fiscal years ended September 24, 1999, September 25, 1998, and September 26, 1997.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                       --------------------------------------------    ----------------------------
                                                                                       SECURITIES
                                                                                       UNDERLYING
                                                                   OTHER ANNUAL         OPTIONS/          LTIP
NAME AND PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)    COMPENSATION ($)(1)     SARS(#)      PAYOUTS ($)(2)
---------------------------    ----    ---------    --------    -------------------    ----------    --------------
J. Joe Ricketts...........     1999     435,000      54,375           12,580                 --              --
Chairman and Co-Chief          1998     435,000          --           12,730            890,400              --
Executive Officer              1997     337,503     148,650           11,803                 --              --
Thomas K. Lewis(3)........     1999     227,565      25,000               --            173,400              --
Co-Chief Executive Officer
Joseph A. Konen(4)........     1999     414,587          --           12,580                 --         743,138
Former Chief Executive         1998     300,000          --           12,730            332,400              --
Officer, OnMoney               1997     275,001          --           11,866                 --              --
Robert T. Slezak(5).......     1999     250,008      37,500           12,580                 --         168,894
Former Vice President,         1998     250,008          --           12,730            195,600         398,128
Chief Financial Officer and    1997     231,258          --           11,866                 --              --
Treasurer
Kurt D. Halvorson.........     1999     165,375     104,482           12,580             48,000              --
President, Advanced            1998     136,250      23,473            8,061                 --              --
Clearing                       1997      93,000      18,655            7,269                 --              --
Jack R. McDonnell (6).....     1999     153,462      92,077               --            136,200              --
Chief Executive Officer,
Ameritrade (Inc.)

-------------------------

(1) The amounts in this column represent employer contributions to the Company's Profit Sharing Plan.
(2) Represents deferred payments from the Company's Executive Bonus Plan of amounts awarded in fiscal years 1992, 1993 and 1994.
(3) Mr. Lewis became an employee of the Company in February 1999.
(4) Mr. Konen served as President and Chief Operating Officer of the Company from October 1994 until November 1998. Mr. Konen retired from the Company in November 1999.
(5) Mr. Slezak retired from the Company in November 1999.
(6) Mr. McDonnell became an employee of the Company in March 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted to Named Executive Officers during fiscal 1999 pursuant to the Long-Term Incentive Plan. No grants of Stock Appreciation Rights were made in fiscal 1999.

                                                      INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                    ------------------------------------------------------      VALUE AT ASSUMED
                                    NUMBER OF      % OF TOTAL                                    ANNUAL RATES OF
                                    SECURITIES      OPTIONS                                  STOCK APPRECIATION FOR
                                    UNDERLYING     GRANTED TO     EXERCISE OR                 THE OPTION TERM(2)($)
                                     OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
               NAME                 GRANTED(#)   FISCAL YEAR(1)    ($/SHARE)       DATE          5%          10%
               ----                 ----------   --------------   -----------   ----------   ----------   ----------
J. Joe Ricketts...................        --             --             --             --           --           --
Thomas K. Lewis...................   173,400          26.44%         15.30        2/16/09    1,668,697    4,228,806
Joseph A. Konen...................        --             --             --             --           --           --
Robert T. Slezak..................        --             --             --             --           --           --
Kurt D. Halvorson.................    48,000           7.32%         36.50        5/18/09    1,101,823    2,792,237
Jack R. McDonnell.................   136,200          20.77%         17.33        3/24/09    1,484,694    3,762,507

-------------------------
(1) Based on an aggregate of 655,800 options granted to employees during fiscal 1999.

(2) Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the ten-year term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 1999 and unexercised options held as of the end of fiscal 1999.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             NUMBER OF                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                     OPTIONS AT SEPT. 24, 1999       AT SEPT. 24, 1999(2)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
          NAME               EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----              -----------   -----------   -----------   -------------   -----------   -------------
J. Joe Ricketts.........           --     $       --      296,802        892,298      $4,730,282     $9,852,512
Thomas K. Lewis.........           --             --           --        173,400              --        478,656
Joseph A. Konen.........      129,264      4,157,965           --        110,796              --      1,765,811
Robert T. Slezak........       76,069      2,503,485           --         65,196              --      1,039,061
Kurt D. Halvorson.......           --             --           --         48,000              --             --
Jack R. McDonnell.......           --             --           --        136,200              --         99,313

-------------------------
(1) Equal to the fair market value of the purchased shares on the option exercise date less the exercise price paid for those shares.

(2) Based on the market price of $18.06 per share, which was the closing price per share of the Company's Common Stock on the Nasdaq National Market on last day of fiscal 1999, less the exercise price payable for such shares.

EMPLOYMENT AGREEMENTS

     The Company currently has employment agreements with J. Joe Ricketts, its Chairman and Co-Chief Executive Officer, Thomas K. Lewis, its Co-Chief Executive Officer, and Jack R. McDonnell, the President of Ameritrade (Inc.).

     Mr. Ricketts' employment agreement was entered into as of December 3, 1996, and was recently renewed for a one-year period ending on December 2, 2000. Mr. Ricketts' employment agreement will terminate prior to its scheduled expiration date in the event of his death or disability. In addition, either party may terminate the employment agreement with or without cause (as defined therein). If Mr. Ricketts is discharged from employment by the Company without cause, he will receive continued payments of his base salary for a period commencing on the date of termination and ending on a date as determined in his employment agreement. Mr. Ricketts' employment agreement provides for the payment of a base salary, which is subject to annual adjustment, and incentive compensation and participation in other employee benefits under the various benefit plans and programs maintained by the Company.

     Mr. Lewis' employment agreement and Mr. McDonnell's employment agreement were entered into as of February 15, 1999 and March 24, 1999, respectively, and each agreement has a five year term. Each agreement will terminate prior to its scheduled expiration date in the event of the death of the employee, and each agreement may be terminated by the Company in the event of the employee's disability. In addition, either employee may terminate his employment agreement with or without good reason (as defined in each agreement), and the Company may terminate either employment agreement with or without cause (as defined in each agreement). If Mr. Lewis or Mr. McDonnell is discharged from employment by the Company without cause or resigns from employment with the Company for good reason, he will receive continued payments of his base salary and incentive bonus (determined as provided in the agreement) for a period commencing on the date of termination and ending on a date as determined in his employment agreement (generally the remaining term of the agreement, but not more than three years nor less than one year). Each of Mr. Lewis' and Mr. McDonnell's employment agreement provides for the payment of a base salary (which is subject to adjustment) and an incentive bonus, the grant of stock options pursuant to the Company's Long-Term Incentive Plan, and participation in other employee benefits under the various benefit plans and programs maintained by the Company. Each of Mr. Lewis' and Mr. McDonnell's employment agreements contains certain covenants by the employee not to compete with the Company during the term of employment and for a specified period thereafter.

     During fiscal 1999 the Company also had employment agreements with Robert
T. Slezak, the then Vice President and Chief Financial Officer of the Company, and Joseph A. Konen, the then Chief Executive Officer of OnMoney Financial Services Corporation. These agreements terminated upon the resignations by Mr. Slezak and Mr. Konen of their employment with the Company.

     Each of the Employment Agreements contains confidentiality covenants on the part of the named officers that survive termination of the agreements.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). Where appropriate, the Committee reviews and considers the recommendations of management before determining compensation policy. In addition, the Committee has employed outside compensation consultants with respect to certain compensation related issues. The Company's compensation programs are designed to be tied closely to Company performance and shareholder return and to enable the Company to attract and retain the best possible executive talent.

     Generally, the Company's executive compensation programs consist of salary, an executive bonus program for certain executives, performance-based bonus programs and a long-term incentive plan consisting primarily of an employee stock option program. Although the incentive plan also permits the award of stock appreciation rights, stock awards (including Restricted Stock) and performance units, no such awards have been made under the program.

     During 1999, the salary of Messrs. Ricketts, Lewis, McDonnell, Konen and Slezak was set pursuant to the terms of employment agreements after taking into consideration company performance and information regarding the compensation of similarly situated executives in companies of comparable size. The Committee determined the salaries for other Named Executive Officers based on the recommendation of management and consideration of company performance and the competitive compensation information. Fiscal 1999 incentive bonus and stock option grant levels for named executive officers (other than J. Joe Ricketts) were established by the Committee based upon individual performance and the competitive compensation information. J. Joe Ricketts' fiscal 1999 bonus was established based upon several pre-determined quantitative factors as described below under "Co-Chief Executive Officer Compensation." The Committee utilized the services of outside compensation consultants to develop the competitive compensation information and to assist in establishing salary, incentive bonus and stock option grant levels for the named executive officers for fiscal 1999.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. The policy of the Compensation Committee with respect to
Section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation. In that regard, no executive officer received compensation in excess of $1 million during fiscal 1999. The Committee, however, reserves the right to use its judgment, where merited by the Committee's need to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation which may not, in a specific case, be fully deductible by the Company.

CO-CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Ricketts' compensation is generally set pursuant to the terms of his employment agreement, which was entered into before the Company conducted its initial public offering. Mr. Ricketts' base salary in fiscal 1999 was the same as in fiscal 1998 and was determined after a review of compensation information for similarly situated executives in companies of comparable size. The bonus paid to Mr. Ricketts in fiscal 1999 was established in accordance with his employment agreement and was based upon the Compensation Committee's review of Company performance with respect to several pre-determined quantitative factors, including a comparison of the Company's total shareholder return relative to that for a peer group of companies.

     Mr. Lewis' compensation was set pursuant to the terms of his employment agreement, which was entered into as of February 15, 1999. The base salary, target incentive bonus and stock option levels contained in Mr. Lewis' employment agreement were established after negotiation with Mr. Lewis and were designed to be competitive with similarly situated executives in companies of comparable size to the Company.

     In establishing Mr. Ricketts' and Mr. Lewis' compensation, the Compensation Committee utilized the services of independent compensation consultants who prepared and presented to the committee a study of compensation information and strategies for comparable companies.

                                          David W. Garrison
                                          Mark L. Mitchell
                                          John W. Ward

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, there were no compensation committee interlocks and no insider participation in compensation committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

COMPANY PERFORMANCE

     The company performance information is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") and the company performance information shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

     The following graph and table set forth certain information comparing the cumulative total return from a $100 investment in the Company and the stocks making up an industry peer group and a broad-based stock index on March 4, 1997 (the date the Company's stock commenced public trading) through the end of the Company's most recent fiscal year.

PERFORMANCE GRAPH

                                         AMERITRADE HOLDING
                                            CORPORATION           S&P 500 INDEX          OLD PEER GROUP         NEW PEER GROUP
                                         ------------------       -------------          --------------         --------------
3/4/97                                         100.00                 100.00                 100.00                 100.00
9/30/97                                        126.92                 121.03                 147.51                 151.57
3/31/98                                        142.31                 141.88                 169.52                 168.33
9/30/98                                        184.62                 131.99                 162.01                 147.50
3/31/99                                       1266.67                 168.06                 396.88                 399.10
9/30/99                                       1130.77                 168.54                 299.54                 295.56

The Company has changed Peer Groups to add two competitors that had initial public offerings during the year and delete one company the operations of which are less comparable to the Company. The new peer group is also used by the Company's Compensation Committee to set and evaluate salary structures.

     The New Peer Group is comprised of the following companies:
          E Trade Group Inc.
        Charles Schwab Corp.
        DLJ Direct
        Everen Capital Corp.
        Paine Webber Group Inc.
        A.G. Edwards
        Raymond James Financial Inc.
        TD Waterhouse

     All companies in the peer group are publicly traded firms engaged in the securities brokerage business.

     The Old Peer Group was comprised of the following companies:
          E Trade Group Inc.
        Charles Schwab Corp.
        Everen Capital Corp.
        Paine Webber Group Inc.
        A.G. Edwards
        Raymond James Financial Inc.
        Southwest Securities

RELATED PARTY TRANSACTIONS

     The Company paid $751,333 during fiscal year 1999 to J. Joe Ricketts for lease of the Company's headquarters. J. Joe Ricketts is Chairman and Chief Executive Officer of the Company. During the year, Mr. Ricketts sold the building to an unrelated third party.

     The Company paid $75,000 during fiscal 1999 to Ms. Janet T. Mitchell, wife of Director Mitchell, in consideration for work as a financial advisor to the Company.

     J. Joe Ricketts, the Company's Chairman and Co-Chief Executive Officer and Gene L. Finn, a director of the Company, are on the Board of Directors of Knight/Trimark Group, Inc. The Company executes a portion of its securities transactions through subsidiaries of Knight/Trimark. Revenues related to such transactions totaled $8,198,753 in fiscal 1999.

     David W. Garrison, a Director of the Company, maintains a margin account with Advanced Clearing, Inc., a subsidiary of the Company, through which Mr. Garrison has borrowed money from Advanced Clearing in connection with his investment activities. As of January 6, 2000, the loan balance was approximately $51,900, and the maximum amount of the loan balance during fiscal 1999 was $1,530,336. The loans to Mr. Garrison were made in the ordinary course of Advanced Clearing's business on terms no more favorable than those available on comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                     RATIFICATION OF APPOINTMENT OF AUDITOR

     Deloitte & Touche LLP, who has been auditor for the Company since 1975, has been appointed by the Board of Directors as auditor for the Company and its subsidiaries for the fiscal year ending September 29, 2000. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote there at. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. This proxy is being solicited with respect to the ratification of the appointment of auditor only from the Class A Stockholders. Proxies submitted pursuant to this solicitation will be voted for the ratification of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending September 29, 2000, unless specified otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2000.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Pursuant to the Company's Bylaws, stockholder proposals submitted for presentation at the Annual Meeting should have been received by the Secretary of the Company at its home office no later than September 13, 1999. Pursuant to the Company's Bylaws, nominations for Directors should have been submitted by stockholders in writing to the Secretary of the Company by September 13, 1999. Only stockholders of record are entitled to bring business before the Annual Meeting or make nominations for Directors.

     In order to be included in the Company's Proxy Statement relating to its next annual meeting, stockholder proposals must be submitted by September 9, 2000 to the Secretary of the Company at its home office. Such proposals must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the Board of Directors to vote on any other matter proposed by shareholders in accordance with the Board's best judgment if the Company did not receive written notice of the matter on or before November 24, 1999.

     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by Directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. In addition to solicitation by mail, the Company has made these materials available via the Internet at www.amtd.com. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company's Class A Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

     The Company's Annual Report, including financial statements, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report is not to be considered part of this proxy solicitation material. IN ADDITION, ANY STOCKHOLDER WHO WISHES TO RECEIVE A COPY OF THE FORM 10-K FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY WITHOUT CHARGE BY WRITING TO THE COMPANY. REQUESTS SHOULD BE DIRECTED TO TODD M. RICKETTS, CORPORATE SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

                                          By Order of the Board of Directors

                                          /s/ Todd M. Ricketts

                                          Todd M. Ricketts, Secretary

Omaha, Nebraska
January 12, 2000

                           REVOCABLE PROXY OF HOLDERS
                                OF CLASS A STOCK

                         AMERITRADE HOLDING CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 23, 2000 AND AT ANY ADJOURNMENT THEREOF.

         The undersigned hereby authorizes the Board of Directors of Ameritrade Holding Corporation (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Joslyn Art Museum, on Wednesday, February 23, 2000, at 9:30 a.m., Central Standard Time and at any adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

         1.    ELECTION OF CLASS A DIRECTORS

               : FOR all nominees listed below for terms to expire in 2000 (except as marked to the contrary below)

               :   WITHHOLD AUTHORITY to vote for all nominees listed below

                   Charles L. Marinaccio
                   Thomas Y. Hartley
                   Mark L. Mitchell
                   David W. Garrison

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark "FOR" but write that nominee's name in the space provided below.)

                    ----------------------------------------

         2. AUDITORS. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 29, 2000.

               (  FOR                    (  AGAINST                 (  ABSTAIN

         3. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR CLASS A DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS AND FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION.

         This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 23, 2000 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.



Dated: ___________________________________



--------------------------------------------------------------------------------
                                   (Signature)


--------------------------------------------------------------------------------
                           (Signature if held jointly)

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.